UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 17, 2010

NEVADA PROPERTY 1 LLC

(Exact name of registrant as specified in its charter)

Delaware	000-53938	27-1695189
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4285 Polaris Avenue Las Vegas, Nevada	89103
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (702) 215-5501

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 17, 2010, the Board of Directors of Nevada Property 1 LLC (the “Board” and the “Company”, respectively”) approved the Company’s 2010 Discretionary Cash Compensation Plan (the “2010 Plan”). The 2010 Plan covers the performance period January 1, 2009 through December 31, 2010. Under the terms of the 2010 Plan, executive officers as well as certain other officers and employees within the Company’s project development and operations departments hired prior to October 1, 2010, will be eligible to receive performance-based compensation upon the attainment of certain target performance metrics. The performance metrics comprise of the following goals:

•	completion of the project on time and within budget (50% weighting); and

•	a successful launch of the project measured in the period from opening on December 15, 2010 through December 31, 2010 (50% weighting).

Various performance levels are approved by the Board with a payout level (as a percentage of target award pool) associated with each level of performance as follows: (i) does not meet, 0%, (ii) partially meets, 50% (iii) meets, 100%; and (iv) exceeds, 125%. Management will submit an evaluation of performance to the Board for its review and approval. The Board may, in its sole discretion, increase the target award pool amount.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEVADA PROPERTY 1 LLC

Date: November 23, 2010

	By:	/ S / Jeffrey S. Burge
Jeffrey S. Burge Chief Financial Officer